As filed with the U.S. Securities and Exchange Commission on July 22, 2026

Securities Act File No. 333-295045

U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form N-14

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 X

Pre-Effective Amendment No. 

Post-Effective Amendment No. 2

VOYA VARIABLE PORTFOLIOS, INC.

(Exact Name of Registrant as Specified in Charter)

7337 East Doubletree Ranch Road, Suite 100

Scottsdale, Arizona 85258-2034

(Address of Principal Executive Offices)

1-800-992-0180

(Registrant’s Telephone Number, Including Area Code)

Joanne F. Osberg, Esq.

Voya Investments, LLC

7337 East Doubletree Ranch Road, Suite 100

Scottsdale, Arizona 85258-2034

(Name and Address of Agent for Service)

With copies to:

Elizabeth J. Reza, Esq.

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, Massachusetts 02199-3600

It is proposed that this filing will become effective immediately, pursuant to Rule 462(d)

under the Securities Act of 1933, as amended.

No filing fee is required because an indefinite number of shares have previously been registered pursuant to Rule 24f-2 under the

Investment Company Act of 1940, as amended.

Title of Securities Being Registered: Class I, Class S, and Class S2 Shares of Capital Stock of Voya RussellTM Mid Cap Index

Portfolio

EXPLANATORY NOTE

The purpose of this filing is to file as an exhibit to the Registrant’s Registration Statement on Form N-14 the opinion of counsel supporting the tax matters and consequences to shareholders in connection with the reorganization of Voya RussellTM Mid Cap Growth Index Portfolio, a series of Voya Variable Portfolios, Inc., with and into Voya RussellTM Mid Cap Index Portfolio, a series of Voya Variable Portfolios, Inc. (the “Registrant”), as required by Item 16(12) of Form N-14. Accordingly, this Post Effective Amendment (the “Amendment”) consists only of a facing page, this explanatory note, and Part C of the Registration Statement setting forth the exhibits to the Registration Statement. The Registrant hereby incorporates by reference the Information Statement/Prospectus and Statement of Additional Information filed as Parts A and B, respectively, to Registrant’s Form N-14 (File No. 333- 295045) filed with the U.S. Securities and Exchange Commission on May 22, 2026. This Amendment does not modify any other part of the Registration Statement.

PART C.
OTHER INFORMATION
Item 15. Indemnification
Article 10, Section (iv) of the Articles of Incorporation, as amended, for Voya Variable Portfolios, Inc. (the “Company”) provides the following:
(iv)
The Corporation shall indemnify its officers, directors, employees, and agents and any person who serves at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise as follows:
(a)
Every person who is or has been a director, officer, employee, or agent of the Corporation and persons who serve at the Corporation’s request as director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, shall be indemnified by the Corporation to the fullest extent permitted by law against liability and against all expenses reasonably incurred or paid by him/her in connection with any debt, claim, action, demand, suit, proceeding, judgment, decree, liability, or obligation of any kind in which he/she becomes involved as a party or otherwise by virtue of his/her being or having been a Director, officer, employee, or agent of the Corporation or of another corporation, partnership, joint venture, trust, or other enterprise at the request of the Corporation, and against amounts paid or incurred by him/her in the settlement thereof.
(b)
The words “claim,” “action,” “suit,” or “proceeding” shall apply to all claims, actions, suits, or proceedings (civil, criminal, administrative, legislative, investigative, or other, including appeals), actual or threatened, and the words “liability” and “expenses” shall include, without limitation, attorneys’ fees, costs, judgments, amounts paid in settlement, fines, penalties, and other liabilities.
(c)
No indemnification shall be provided hereunder to a director, officer, employee, or agent against any liability to the Corporation or its shareholders by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his office.
(d)
The rights of indemnification provided herein may be insured against by policies maintained by the Corporation, shall be several, shall not affect any other rights to which any director, officer, employee or agent may now or hereafter be entitled, shall continue as to a person who has ceased to be such director, officer, employee, or agent, and shall inure to the benefit of the heirs, executors and administrators of such a person.
(e)
In the absence of a final decision on the merits by a court or other body before which such proceeding was brought, an indemnification payment will not be made, except as provided in subparagraph (f) of this paragraph (iv), unless in the absence of such a decision, a reasonable determination based upon a factual review has been made:
(1)
By a majority vote of a quorum of non-party directors who are “not interested persons” of the Corporation (as defined in the 1940 Act); or
(2)
By independent legal counsel in a written opinion that the indemnitee was not liable for an act of willful misfeasance, bad faith, gross negligence, or reckless disregard of duties.
(f)
The Corporation further undertakes that advancement of expenses incurred in the defense of a proceeding (upon undertaking for repayment unless it is ultimately determined that indemnification is appropriate) against an officer, director or controlling person of the Corporation will not be made absent the fulfillment of at least one of the following conditions:
(1)
The indemnity provides security for his undertaking;
(2)
The Corporation is insured against losses arising by reason of any lawful advances; or
(3)
A majority of a quorum of non-party directors who are “not interested” persons or independent legal counsel in a written opinion makes a factual determination that there is a reason to believe the indemnity will be entitled to indemnification.
(g)
Neither the amendment nor repeal of this paragraph (iv) of Article 9, nor the adoption of any amendment of any other provision of the Charter or Bylaws of the Corporation inconsistent with this paragraph (iv) of Article 10 shall apply to or affect in any respect the applicability of the preceding provisions with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

In addition, Voya Variable Portfolios, Inc.’s directors and officers are currently covered under a directors and officers errors and omissions liability insurance policy issued by ICI Mutual Insurance Company, which expires March 31, 2027.
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “1933 Act”) may be permitted to directors, officers, and controlling persons of Voya Variable Portfolios, Inc. pursuant to the foregoing provisions or otherwise, Voya Variable Portfolios, Inc. has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Voya Variable Portfolios, Inc. of expenses incurred or paid by a director, officer, or controlling person of Voya Variable Portfolios, Inc. in connection with the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the shares being registered, Voya Variable Portfolios, Inc. will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy, as expressed in the Act and be governed by final adjudication of such issue.
Pursuant to Indemnification Agreements between the Company and each Independent Director, the Company indemnifies each Independent Director against any liabilities resulting from the Independent Director’s serving in such capacity, provided that the Independent Director has not engaged in certain disabling conduct.
Item 16. Exhibits
(1)(a)
Voya Variable Portfolios, Inc. Articles of Amendment and Restatement dated May 1, 2002 – Filed as an Exhibit to
Post-Effective Amendment No. 22 to the Company’s Form N-1A Registration Statement on April 30, 2004 and
incorporated herein by reference.

(1)(b)
Form Of Articles Supplementary, dated August 12, 2002, to Articles of Amendment and Restatement dated May 1,
2002 – Filed as an Exhibit to Post-Effective Amendment No. 22 to the Company’s Form N-1A Registration
Statement on April 30, 2004 and incorporated herein by reference.

(1)(c)
Articles of Amendment, dated February 17, 2004, to Articles of Amendment and Restatement dated May 1, 2002
(re-designation of ING VP Technology Portfolio to ING VP Global Science and Technology Portfolio) – Filed as an
Exhibit to Post-Effective Amendment No. 23 to the Company’s Form N-1A Registration Statement on February 11,
2005 and incorporated herein by reference.

(1)(d)
Articles of Amendment dated April 30, 2004, to Articles of Amendment and Restatement dated May 1, 2002
(re-designation of Class R shares to Class I shares) – Filed as an Exhibit to Post-Effective Amendment No. 23 to the
Company’s Form N-1A Registration Statement on February 11, 2005 and incorporated herein by reference.

(1)(e)
Articles Supplementary, effective April 29, 2005, to Articles of Amendment and Restatement dated May 1, 2002
(designation of Adviser Class shares) – Filed as an Exhibit to Post-Effective Amendment No. 25 to the Company’s
Form N-1A Registration Statement on April 28, 2005 and incorporated herein by reference.

(1)(f)
Articles of Amendment dated November 29, 2007, to Articles of Amendment and Restatement dated May 1, 2002
(dissolution of ING VP International Equity Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 34 to
the Company’s Form N-1A Registration Statement on January 25, 2008 and incorporated herein by reference.

(1)(g)
Articles Supplementary, dated November 30, 2007, to Articles of Amendment and Restatement dated May 1, 2002
(designation of ING WisdomTreesm Global High-Yielding Equity Index Portfolio) – Filed as an Exhibit to
Post-Effective Amendment No. 34 to the Company’s Form N-1A Registration Statement on January 25, 2008 and
incorporated herein by reference.

(1)(h)
Articles Supplementary, dated February 15, 2008, to Articles of Amendment and Restatement dated May 1, 2002
(designation of ING International Index Portfolio, ING Lehman Brothers Aggregate Bond Index® Portfolio, ING
MorningStar® U.S. Growthsm Index Portfolio, ING RussellTM Large Cap Index Portfolio, ING RussellTM Mid Cap
Index Portfolio, and ING RussellTM Small Cap Index Portfolio) – Filed as an Exhibit to Post-Effective Amendment
No. 37 to the Company’s Form N-1A Registration Statement on February 29, 2008 and incorporated herein by reference.

(1)(i)
Articles of Amendment, effective March 7, 2008, to Articles of Amendment and Restatement dated May 1, 2002
(re-designation of ING Lehman Brothers Aggregate Bond Index® Portfolio to ING Lehman Brothers U.S. Aggregate
Bond Index® Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 39 to the Company’s Form N-1A
Registration Statement on April 25, 2008 and incorporated herein by reference.

(1)(j)
Articles of Amendment, effective April 28, 2008, to Articles of Amendment and Restatement dated May 1, 2002
(re-designation of ING VP Global Science and Technology Portfolio to ING BlackRock Global Science and
Technology Portfolio; ING VP Growth Portfolio to ING Opportunistic LargeCap Growth Portfolio; and ING VP
Value Opportunity Portfolio to ING Opportunistic LargeCap Value Portfolio) – Filed as an Exhibit to Post-Effective
Amendment No. 42 to the Company’s Form N-1A Registration Statement on August 19, 2008 and incorporated herein by reference.

(1)(k)
Articles Supplementary, dated June 6, 2008, to Articles of Amendment and Restatement dated May 1, 2002
(designation of ING Russell Global Large Cap Index 85% Portfolio) – Filed as an Exhibit to Post-Effective
Amendment No. 42 to the Company’s Form N-1A Registration Statement on August 19, 2008 and incorporated herein by reference.

(1)(l)
Articles of Supplementary, dated July 9, 2008, to Articles of Amendment and Restatement dated May 1, 2002
(designation of ING Global Equity Option Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 42 to
the Company’s Form N-1A Registration Statement on August 19, 2008 and incorporated herein by reference.

(1)(m)
Articles Supplementary, dated October 12, 2008, to Articles of Amendment and Restatement dated May 1, 2002
(designation of ING U.S. Government Money Market Portfolio) – Filed as an Exhibit to Post-Effective Amendment
No. 44 to the Company’s Form N-1A Registration Statement on October 30, 2008 and incorporated herein by reference.

(1)(n)
Articles Supplementary, effective January 23, 2009, to Articles of Amendment and Restatement dated May 1, 2002
(designation of Service 2 Class shares) – Filed as an Exhibit to Post-Effective Amendment No. 49 to the Company’s
Form N-1A Registration Statement on February 20, 2009 and incorporated herein by reference.

(1)(o)
Articles Supplementary, dated February 12, 2009, to Articles of Amendment and Restatement dated May 1, 2002
(designation of ING Russell Large Cap Index Portfolio – Class I shares) – Filed as an Exhibit to Post-Effective
Amendment No. 51 to the Company’s Form N-1A Registration Statement on April 30, 2009 and incorporated herein by reference.

(1)(p)
Articles Supplementary, dated March 18, 2009, to Articles of Amendment and Restatement dated May 1, 2002
(designation of ING Hang Seng Index Portfolio, ING RussellTM Large Cap Growth Index Portfolio, ING RussellTM
Large Cap Value Index Portfolio, and ING RussellTM Mid Cap Growth Index Portfolio) – Filed as an Exhibit to
Post-Effective Amendment No. 51 to the Company’s Form N-1A Registration Statement on April 30, 2009 and
incorporated herein by reference.

(1)(q)
Articles of Amendment, effective May 1, 2009, to Articles of Amendment and Restatement dated May 1, 2002
(re-designation of ING BlackRock Global Science and Technology Portfolio to ING BlackRock Science and
Technology Opportunities Portfolio; ING Lehman Brothers U.S. Aggregate Bond Index Portfolio to ING U.S. Bond
Index Portfolio; ING Opportunistic LargeCap Value Portfolio to ING Opportunistic LargeCap Portfolio; ING Russell
Global Large Cap Index 85% Portfolio to ING Russell Global Large Cap Index 75% Portfolio; ING VP Index Plus
LargeCap Portfolio to ING Index Plus LargeCap Portfolio; ING VP Index Plus MidCap Portfolio to ING Index Plus
MidCap Portfolio; ING VP Index Plus SmallCap Portfolio to ING Index Plus SmallCap Portfolio; and ING VP Small
Company Portfolio to ING Small Company Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 51 to
the Company’s Form N-1A Registration Statement on April 30, 2009 and incorporated herein by reference.

(1)(r)
Articles Supplementary, dated June 22, 2009, to Articles of Amendment and Restatement dated May 1, 2002
(designation of ING Dow Jones Euro STOXX 50® Index Portfolio, ING FTSE 100 Index® Portfolio, ING Japan
Equity Index Portfolio, and ING NASDAQ 100 Index® Portfolio) – Filed as an Exhibit to Post-Effective
Amendment No. 53 to the Company’s Form N-1A Registration Statement on July 31, 2009 and incorporated herein by reference.

(1)(s)
Articles Supplementary, dated July 31, 2009, to Articles of Amendment and Restatement dated May 1, 2002 (increase authorized shares of ING International Index Portfolio and ING Russell Large Cap Index Portfolio) – Filed as an
Exhibit to Post-Effective Amendment No. 54 to the Company’s Form N-1A Registration Statement on February 10,
2010 and incorporated herein by reference.

(1)(t)
Articles Supplementary, dated August 5, 2009, to Articles of Amendment and Restatement dated May 1, 2002
(increase authorized shares of ING Dow Jones Euro STOXX 50® Index Portfolio, ING Russell Mid Cap Index
Portfolio, and ING U.S. Bond Index Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 54 to the
Company’s Form N-1A Registration Statement on February 10, 2010 and incorporated herein by reference.

(1)(u)
Articles of Amendment, dated September 21, 2009, to Articles of Amendment and Restatement dated May 1, 2002
(dissolution of ING Opportunistic LargeCap Growth Portfolio) – Filed as an Exhibit to Post-Effective Amendment
No. 54 to the Company’s Form N-1A Registration Statement on February 10, 2010 and incorporated herein by reference.

(1)(v)
Plan of Liquidation and Dissolution of Series, effective October 23, 2009, (dissolution of ING Global Equity Option
Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 54 to the Company’s Form N-1A Registration
Statement on February 10, 2010 and incorporated herein by reference.

(1)(w)
Articles of Amendment, effective October 30, 2009, to Articles of Amendment and Restatement dated May 1, 2002
(re-designation of ING Nasdaq 100 Index® Portfolio to ING NASDAQ 100 Index® Portfolio) – Filed as an Exhibit
to Post-Effective Amendment No. 54 to the Company’s Form N-1A Registration Statement on February 10, 2010 and
incorporated herein by reference.

(1)(x)
Articles of Amendment, effective April 30, 2010, to Articles of Amendment and Restatement dated May 1, 2002
(re-designation of ING Dow Jones Euro STOXX 50® Index Portfolio to ING Euro STOXX 50® Index Portfolio, and
ING Japan Equity Index Portfolio to ING Japan TOPIX Index® Portfolio) – Filed as an Exhibit to Post-Effective
Amendment No. 55 to the Company’s Form N-1A Registration Statement on April 28, 2010 and incorporated herein by reference.

(1)(y)
Articles of Amendment, dated July 20, 2010, to Articles of Amendment and Restatement dated May 1, 2002
(dissolution of Class S2 shares of ING Hang Seng Index Portfolio, ING Russell Large Cap Growth Index Portfolio,
and ING Russell Large Cap Value Index Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 58 to the
Company’s Form N-1A Registration Statement on February 25, 2011 and incorporated herein by reference.

(1)(z)
Articles of Amendment, dated August 10, 2010, to Articles of Amendment and Restatement dated May 1, 2002
(dissolution of ING Global Equity Option Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 58 to
the Company’s Form N-1A Registration Statement on February 25, 2011 and incorporated herein by reference.

(1)(aa)
Articles of Amendment, dated September 8, 2010, to Articles of Amendment and Restatement dated May 1, 2002
(dissolution of ING Opportunistic LargeCap Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 58 to
the Company’s Form N-1A Registration Statement on February 25, 2011 and incorporated herein by reference.

(1)(bb)
Articles of Amendment, dated January 6, 2011, to Articles of Amendment and Restatement dated May 1, 2002
(dissolution of ING U.S. Government Money Market Portfolio) – Filed as an Exhibit to Post-Effective Amendment
No. 58 to the Company’s Form N-1A Registration Statement on February 25, 2011 and incorporated herein by reference.

(1)(cc)
Articles Supplementary, dated January 26, 2011, to Articles of Amendment and Restatement dated May 1, 2002
(designation of Adviser Class and Class I shares of ING Australia Index Portfolio) – Filed as an Exhibit to
Post-Effective Amendment No. 58 to the Company’s Form N-1A Registration Statement on February 25, 2011 and
incorporated herein by reference.

(1)(dd)
Articles Supplementary, dated October 19, 2011, to Articles of Amendment and Restatement dated May 1, 2002
(designation of ING Emerging Markets Index Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 63
to the Company’s Form N-1A Registration Statement on November 28, 2011 and incorporated herein by reference.

(1)(ee)
Articles of Amendment, dated April 13, 2011, to Articles of Amendment and Restatement dated May 1, 2002
(dissolution of ING NASDAQ 100 Index Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 65 to the
Company’s Form N-1A Registration Statement on April 26, 2012 and incorporated herein by reference.

(1)(ff)
Articles Supplementary, dated December 11, 2008, to Articles of Amendment and Restatement dated May 1, 2002
(designation of Class I shares of ING Russell Large Cap Index Portfolio) – Filed as an Exhibit to Post-Effective
Amendment No. 70 to the Company’s Form N-1A Registration Statement on February 11, 2014 and incorporated herein by reference.

(1)(gg)
Articles of Amendment, dated June 19, 2009, to Articles of Amendment and Restatement dated May 1, 2002
(dissolution of ING Morningstar U.S. Growth Index Portfolio) – Filed as an Exhibit to Post-Effective Amendment
No. 70 to the Company’s Form N-1A Registration Statement on February 11, 2014 and incorporated herein by reference.

(1)(hh)
Plan of Liquidation and Dissolution of Series, effective April 7, 2010 (dissolution of ING RussellTM Global Large
Cap Index 75% Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 70 to the Company’s Form N-1A
Registration Statement on February 11, 2014 and incorporated herein by reference.

(1)(ii)
Articles of Amendment, dated October 17, 2012, to Articles of Amendment and Restatement dated May 1, 2002
(dissolution of Class I shares of ING WisdomTree Global High-Yielding Equity Index Portfolio) – Filed as an
Exhibit to Post-Effective Amendment No. 70 to the Company’s Form N-1A Registration Statement on February 11,
2014 and incorporated herein by reference.

(1)(jj)
Articles of Amendment, dated April 22, 2013, to Articles of Amendment and Restatement dated May 1, 2002
(dissolution of ING BlackRock Science and Technology Opportunities Portfolio) – Filed as an Exhibit to
Post-Effective Amendment No. 70 to the Company’s Form N-1A Registration Statement on February 11, 2014 and
incorporated herein by reference.

(1)(kk)
Articles of Amendment, effective July 12, 2013, to Articles of Amendment and Restatement dated May 1, 2002
(re-designation of ING WisdomTree Global High-Yielding Equity Index Portfolio to ING Global Value Advantage
Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 70 to the Company’s Form N-1A Registration
Statement on February 11, 2014 and incorporated herein by reference.

(1)(ll)
Articles Supplementary, dated August 7, 2013, to Articles of Amendment and Restatement dated May 1, 2002
(increase number of authorized shares of ING U.S. Bond Index Portfolio for Class I) – Filed as an Exhibit to
Post-Effective Amendment No. 70 to the Company’s Form N-1A Registration Statement on February 11, 2014 and
incorporated herein by reference.

(1)(mm)
Articles Supplementary, dated April 7, 2014, to Articles of Amendment and Restatement dated May 1, 2002
(classification and designation of Class I shares for Voya Global Value Advantage Portfolio and authorizing the increase in number of authorized shares of Class ADV shares of Voya International Index Portfolio) – Filed as an
Exhibit to Post-Effective Amendment No. 71 to the Company’s Form N-1A Registration Statement on April 28, 2014
and incorporated herein by reference.

(1)(nn)
Articles of Amendment, effective May 1, 2014, to Articles of Amendment and Restatement dated May 1, 2002
(change of names of Company and Series) – Filed as an Exhibit to Post-Effective Amendment No. 71 to the
Company’s Form N-1A Registration Statement on April 28, 2014 and incorporated herein by reference.

(1)(oo)
Articles Supplementary, dated September 23, 2014, to Articles of Amendment and Restatement dated May 1, 2002
(classification and designation of Class T shares for Voya Global Value Advantage Portfolio) – Filed as an Exhibit to
Post-Effective Amendment No. 74 to the Company’s Form N-1A Registration Statement on November 13, 2014 and
incorporated herein by reference.

(1)(pp)
Articles Supplementary, dated November 21, 2014, to Articles of Amendment and Restatement dated May 1, 2002
(increase number of authorized shares of Class S shares of Voya Global Value Advantage Portfolio) – Filed as an
Exhibit to Post-Effective Amendment No. 76 to the Company’s Form N-1A Registration Statement on February 11,
2015 and incorporated herein by reference.

(1)(qq)
Articles Supplementary, dated June 26, 2015, to Articles of Amendment and Restatement dated May 1, 2002
(increase number of authorized shares of Class S shares of Voya Global Value Advantage Portfolio) – Filed as an
Exhibit to Post-Effective Amendment No. 79 to the Company’s Form N-1A Registration Statement on September 21,
2015 and incorporated herein by reference.

(1)(rr)
Articles Supplementary, dated October 15, 2015, to Articles of Amendment and Restatement dated May 1, 2002
(classification and designation of Class R6 shares of Voya Small Company Portfolio) – Filed as an Exhibit to
Post-Effective Amendment No. 80 to the Company’s Form N-1A Registration Statement on November 19, 2015 and
incorporated herein by reference.

(1)(ss)
Articles of Amendment, effective May 1, 2016, to Articles of Amendment and Restatement dated May 1, 2002
(re-designation of Voya Global Value Advantage Portfolio to Voya Global Equity Portfolio) – Filed as an Exhibit to
Post-Effective Amendment No. 83 to the Company’s Form N-1A Registration Statement on April 27, 2016 and
incorporated herein by reference.

(1)(tt)
Articles Supplementary, dated April 6, 2017, to Articles of Amendment and Restatement dated May 1, 2002
(classification and designation of Class P2 shares of Voya Emerging Markets Index Portfolio, Voya International
Index Portfolio, Voya Russell Mid Cap Index Portfolio, Voya Russell Small Cap Index Portfolio, and Voya U.S. Bond
Index Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 86 to the Company’s Form N-1A
Registration Statement on April 27, 2017 and incorporated herein by reference.

(1)(uu)
Articles Supplementary, dated February 1, 2018, to Articles of Amendment and Restatement dated May 1, 2002
(increasing the number of authorized Class P2 shares of Voya U.S. Bond Index Portfolio) – Filed as an Exhibit to
Post-Effective Amendment No. 89 to the Company’s Form N-1A Registration Statement on April 26, 2018 and
incorporated herein by reference.

(1)(vv)
Articles Supplementary, dated September 19, 2018, to Articles of Amendment and Restatement dated May 1, 2002
(increasing the number of authorized Class P2 shares for Voya International Index Portfolio) – Filed as an Exhibit to
Post-Effective Amendment No. 91 to the Company’s Form N-1A Registration Statement on April 23, 2019 and
incorporated herein by reference.

(1)(ww)
Plan of Liquidation and Dissolution of Series effective October 9, 2019 (liquidation and dissolution of Voya Australia
Index Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 94 to the Company’s Form N-1A
Registration Statement on April 21, 2020 and incorporated herein by reference.

(1)(xx)
Articles Supplementary, dated November 22, 2019, to Articles of Amendment and Restatement dated May 1, 2002
(reclassifying Class I shares for Voya FTSE 100 Index® Portfolio, Voya Hang Seng Index Portfolio and Voya Japan
TOPIX Index® Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 94 to the Company’s Form N-1A
Registration Statement on April 21, 2020 and incorporated herein by reference.

(1)(yy)
Plan of Liquidation and Dissolution of Series effective April 16, 2020 (liquidation and dissolution of Voya Japan
TOPIX Index® Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 94 to the Company’s Form N-1A
Registration Statement on April 21, 2020 and incorporated herein by reference.

(1)(zz)
Plan of Liquidation and Dissolution of Series effective April 16, 2020 (liquidation and dissolution of Voya Hang
Seng Index Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 94 to the Company’s Form N-1A
Registration Statement on April 21, 2020 and incorporated herein by reference.

(1)(aaa)
Plan of Liquidation and Dissolution of Series effective April 16, 2020 (liquidation and dissolution of Voya FTSE 100
Index® Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 94 to the Company’s Form N-1A
Registration Statement on April 21, 2020 and incorporated herein by reference.

(1)(bbb)
Plan of Liquidation and Dissolution of Series effective April 16, 2020 (liquidation and dissolution of Voya Euro
STOXX 50® Index Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 94 to the Company’s Form
N-1A Registration Statement on April 21, 2020 and incorporated herein by reference.

(1)(ccc)
Articles of Amendment, effective May 1, 2020, to Articles of Amendment and Restatement dated May 1, 2002
(re-designation of Voya Global Equity Portfolio to Voya Global High Dividend Low Volatility Portfolio) – Filed as
an Exhibit to Post-Effective Amendment No. 97 to the Company’s Form N-1A Registration Statement on April 27,
2021 and incorporated herein by reference.

(1)(ddd)
Articles Supplementary, dated April 14, 2021, to Articles of Amendment and Restatement dated May 1, 2002
(reclassifying Class I shares of Voya Australia Index Portfolio) – Filed as an Exhibit to Post-Effective Amendment
No. 100 to the Company’s Form N-1A Registration Statement on October 24, 2022 and incorporated herein by reference.

(1)(eee)
Articles Supplementary, dated October 1, 2021, to Articles of Amendment and Restatement dated May 1, 2002
(reclassifying Adviser Class and Class S shares of Voya Hang Seng Index Portfolio and Adviser Class shares of Voya
Japan TOPIX Index® Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 100 to the Company’s Form
N-1A Registration Statement on October 24, 2022 and incorporated herein by reference.

(1)(fff)
Articles Supplementary, dated June 9, 2022, to Articles of Amendment and Restatement dated May 1, 2002 (increase number of authorized Class S shares for Voya RussellTM Large Cap Index Portfolio and Voya RussellTM Large Cap
Value Index Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 100 to the Company’s Form N-1A
Registration Statement on October 24, 2022 and incorporated herein by reference.

(1)(ggg)
Articles Supplementary, dated November 8, 2022, to Articles of Amendment and Restatement dated May 1, 2022
(classification and designation of Voya VACS Index Series EM Portfolio, Voya VACS Index Series I Portfolio, Voya
VACS Index Series MC Portfolio, and Voya VACS Index Series SC Portfolio) – Filed as an Exhibit to Post-Effective
Amendment No. 100 to the Company’s Form N-1A Registration Statement on April 25, 2023 and incorporated herein by reference.

(1)(hhh)
Articles Supplementary, dated October 31, 2023, to Articles of Amendment and Restatement dated May 1, 2002
(classification and designation of Voya VACS Index Series I Portfolio) – Filed as an Exhibit to Post-Effective
Amendment No. 101 to the Company’s Form N-1A Registration Statement on April 25, 2024 and incorporated herein by reference.

(1)(iii)
Articles of Amendment, dated April 10, 2024, to Articles of Amendment and Restatement dated May 1, 2002
(amended Conversion or Exchange Rights) – Filed as an Exhibit to Post-Effective Amendment No. 103 to the
Company’s Form N-1A Registration Statement on April 28, 2025 and incorporated herein by reference.

(1)(jjj)
Articles Supplementary, dated July 31, 2024, to Articles of Amendment and Restatement dated May 1, 2002
(reclassify Class T shares for Voya Global High Dividend Low Volatility Portfolio) – Filed as an Exhibit to
Post-Effective Amendment No. 103 to the Company’s Form N-1A Registration Statement on April 28, 2025 and
incorporated herein by reference.

(1)(kkk)
Articles Supplementary, dated June 13, 2025, to Articles of Amendment and Restatement dated May 1, 2002
(reclassify Class I and Class S shares for Voya Emerging Markets Index Portfolio) – Filed as an Exhibit to
Post-Effective Amendment No. 104 to the Company’s Form N-1A Registration Statement on April 27, 2026 and
incorporated herein by reference.

(1)(lll)
Articles Supplementary, dated October 31, 2025, to Articles of Amendment and Restatement dated May 1, 2002
(reclassify Adviser Class, Class I, Class S, and Class S2 shares for Voya Russell Global Large Cap Index 75%
Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 104 to the Company’s Form N-1A Registration
Statement on April 27, 2026 and incorporated herein by reference.

(2)
Fourth Amended and Restated Bylaws dated November 21, 2019 – Filed as an Exhibit to Post-Effective Amendment
No. 94 to the Company’s Form N-1A Registration Statement on April 21, 2020 and incorporated herein by reference.

(3)	Not Applicable.
(4)
Agreement and Plan of Reorganization between Voya RussellTM Mid Cap Growth Index Portfolio, a series of the
Company, and Voya RussellTM Mid Cap Index Portfolio, a series of the Company – Attached as Appendix A to the
Combined Information Statement/Prospectus.

(5)	Instruments Defining Rights of Holders – Filed as an Exhibit to Pre-Effective Amendment No. 1 to the Company’s Form N-1A Registration Statement on June 4, 1996 and incorporated herein by reference.
(6)(a)
Amended and Restated Investment Management Agreement, dated November 18, 2014, as amended and restated on
May 1, 2015, between Voya Investments, LLC and Voya Variable Portfolios, Inc. – Filed as an Exhibit to
Post-Effective Amendment No. 79 to the Company’s Form N-1A Registration Statement on September 21, 2015 and
incorporated herein by reference.

(6)(a)(i)
Waiver Letter, dated November 15, 2025, to Amended and Restated Investment Management Agreement, dated
November 18, 2014 between Voya Investments, LLC and Voya Variable Portfolios, Inc., as amended and restated on
May 1, 2015 for the period from May 1, 2026 through May 1, 2027 – Filed as an Exhibit to Post-Effective
Amendment No. 104 to the Company’s Form N-1A Registration Statement on April 27, 2026 and incorporated herein by reference.

(6)(a)(iii)
Amended Schedule A, dated October 16, 2025, to Amended and Restated Investment Management Agreement, dated
November 18, 2014, as amended and restated on May 1, 2015, between Voya Investments, LLC and Voya Variable
Portfolios, Inc. – Filed as an Exhibit to Post-Effective Amendment No. 104 to the Company’s Form N-1A
Registration Statement on April 27, 2026 and incorporated herein by reference.

(6)(a)(iv)
Amended Schedules B and C, dated September 2020, to Amended and Restated Investment Management Agreement
between Voya Investments, LLC and Voya Variable Portfolios, Inc. dated November 18, 2014 as amended and restated on May 1, 2015 – Filed as an Exhibit to Post-Effective Amendment No. 97 to the Company’s Form N-1A
Registration Statement on April 27, 2021 and incorporated herein by reference.

(6)(b)
Investment Management Agreement, effective October 21, 2022, between Voya Investments, LLC and Voya Variable
Portfolios, Inc. – Filed as an Exhibit to Post-Effective Amendment No. 100 to the Company’s Form N-1A
Registration Statement on April 25, 2023 and incorporated herein by reference.

(6)(c)
Sub-Advisory Agreement, effective November 18, 2014, between Voya Investments, LLC and Voya Investment
Management Co. LLC – Filed as an Exhibit to Post-Effective Amendment No. 77 to the Company’s Form N-1A
Registration Statement on April 28, 2015 and incorporated herein by reference.

(6)(c)(i)
Amended Schedule A, dated October 16, 2025, to Sub-Advisory Agreement, dated November 18, 2014, between
Voya Investments, LLC and Voya Investment Management Co. LLC – Filed as an Exhibit to Post-Effective
Amendment No. 104 to the Company’s Form N-1A Registration Statement on April 27, 2026 and incorporated herein by reference.

(6)(c)(ii)
Termination Letter, effective June 13, 2025, to Sub-Advisory Agreement between Voya Investments, LLC and Voya
Investment Management Co. LLC dated November 18, 2014 (Voya Emerging Markets Index Portfolio) – Filed as an
Exhibit to Post-Effective Amendment No. 103 to the Company’s Form N-1A Registration Statement on April 28,
2025 and incorporated herein by reference.

(6)(c)(iii)
Termination Letter, effective July 10, 2026, to Sub-Advisory Agreement, dated November 18, 2014, between Voya
Investments, LLC and Voya Investment Management Co. LLC (Voya RussellTM Mid Cap Growth Index Portfolio) –
Filed as an Exhibit to Post-Effective Amendment No. 104 to the Company’s Form N-1A Registration Statement on
April 27, 2026 and incorporated herein by reference.

(6)(d)
Sub-Sub-Advisory Agreement, effective June 1, 2022, between Voya Investment Management Co. LLC and Voya
Investment Management (UK) Limited (Voya Small Company Portfolio) – Filed as an Exhibit to Post-Effective
Amendment No. 100 to the Company’s Form N-1A Registration Statement on October 24, 2022 and incorporated herein by reference.

(6)(e)
Expense Limitation Agreement, effective May 1, 2026, between Voya Investments, LLC and Voya Variable
Portfolios, Inc. – Filed as an Exhibit to Post-Effective Amendment No. 104 to the Company’s Form N-1A
Registration Statement on April 27, 2026 and incorporated herein by reference.

(6)(e)(i)
Amended Schedule A, effective May 1, 2026, to Expense Limitation Agreement, effective May 1, 2026, between
Voya Investments, LLC and Voya Variable Portfolios, Inc. – Filed as an Exhibit to Post-Effective Amendment No.
104 to the Company’s Form N-1A Registration Statement on April 27, 2026 and incorporated herein by reference.

(7)(a)
Distribution Agreement, effective November 18, 2014, between Voya Investments Distributor, LLC and Voya Variable
Portfolios, Inc. – Filed as an Exhibit to Post-Effective Amendment No. 76 to the Company’s Form N-1A Registration
Statement on February 11, 2014 and incorporated herein by reference.

(7)(a)(i)
Amended Schedule A, dated October 16, 2025, to the Distribution Agreement, effective November 18, 2014, between
Voya Investments Distributor, LLC and Voya Variable Portfolios, Inc. – Filed as an Exhibit to Post-Effective
Amendment No. 104 to the Company’s Form N-1A Registration Statement on April 27, 2026 and incorporated herein by reference.

(7)(b)
Placement Agent Agreement, effective October 21, 2022, between Voya Variable Portfolios, Inc. and Voya
Investments Distributor, LLC – Filed as an Exhibit to Post-Effective Amendment No. 100 to the Company’s Form
N-1A Registration Statement on April 25, 2023 and incorporated herein by reference.

(8)(a)
Deferred Compensation Plan for Independent Directors as Amended and Restated January 23, 2026 – Filed as an
Exhibit to Post-Effective Amendment No. 104 to the Company’s Form N-1A Registration Statement on April 27,
2026 and incorporated herein by reference.

(9)(a)
Custody Agreement. dated January 6, 2003, between The Bank of New York Mellon and Voya Variable Portfolios,
Inc. – Filed as an Exhibit to Post-Effective Amendment No. 22 to the Company’s Form N-1A Registration Statement
on April 30, 2004 and incorporated herein by reference.

(9)(a)(i)
Amended Exhibit A, effective December 12, 2025, to Custody Agreement, dated January 6, 2003, between The Bank of New York Mellon and Voya Variable Portfolios, Inc. – Filed as an Exhibit to Post-Effective Amendment No. 104
to the Company’s Form N-1A Registration Statement on April 27, 2026 and incorporated herein by reference.

(9)(a)(ii)
Amendment, dated January 1, 2019, to Custody Agreement, dated January 6, 2003, between The Bank of New York
Mellon and Voya Variable Portfolios, Inc. – Filed as an Exhibit to Post-Effective Amendment No. 91 to the
Company’s Form N-1A Registration Statement on April 23, 2019 and incorporated herein by reference.

(9)(a)(iii)
Amendment, dated November 21, 2022, to Custody Agreement, dated January 6, 2003, between The Bank of New
York Mellon and Voya Variable Portfolios, Inc. – Filed as an Exhibit to Post-Effective Amendment No. 100 to the
Company’s Form N-1A Registration Statement on April 25, 2023 and incorporated herein by reference.

(9)(b)
Foreign Custody Manager Agreement, dated January 6, 2003, between The Bank of New York Mellon and Voya
Variable Portfolios, Inc. – Filed as an Exhibit to Post-Effective Amendment No. 22 to the Company’s Form N-1A
Registration Statement on April 30, 2004 and incorporated herein by reference.

(9)(b)(i)
Amended Exhibit A, effective December 12, 2025, to Foreign Custody Manager Agreement, dated January 6, 2003, between The Bank of New York Mellon and Voya Variable Portfolios, Inc. – Filed as an Exhibit to Post-Effective
Amendment No. 104 to the Company’s Form N-1A Registration Statement on April 27, 2026 and incorporated herein by reference.

(9)(b)(ii)
Amendment, dated July 21, 2021, to Foreign Custody Manager Agreement, dated January 6, 2003, between The
Bank of New York Mellon and Voya Variable Portfolios, Inc. – Filed as an Exhibit to Post-Effective Amendment No.
98 to the Company’s Form N-1A Registration Statement on April 25, 2022 and incorporated herein by reference.

(9)(b)(iii)
Amendment, dated July 13, 2021, to Foreign Custody Manager Agreement, dated January 6, 2003, between The
Bank of New York Mellon and Voya Variable Portfolios, Inc. – Filed as an Exhibit to Post-Effective Amendment No.
98 to the Company’s Form N-1A Registration Statement on April 25, 2022 and incorporated herein by reference.

(9)(b)(iv)
Amendment, dated September 6, 2012, to Foreign Custody Manager Agreement, dated January 6, 2003, between The
Bank of New York Mellon and Voya Variable Portfolios, Inc. – Filed as an Exhibit to Post-Effective Amendment No.
98 to the Company’s Form N-1A Registration Statement on April 25, 2022 and incorporated herein by reference.

(9)(c)
Securities Lending Agreement and Guaranty, dated August 7, 2003, between The Bank of New York Mellon and
Voya Variable Portfolios, Inc. – Filed as an Exhibit to Post-Effective Amendment No. 22 to the Company’s Form
N-1A Registration Statement on April 30, 2004 and incorporated herein by reference.

(9)(c)(i)
Amendment, effective March 30, 2023, to Securities Lending Agreement and Guaranty, dated August 7, 2003, between The Bank of New York Mellon and Voya Variable Portfolios, Inc. – Filed as an Exhibit to Post-Effective
Amendment No. 100 to the Company’s Form N-1A Registration Statement on April 25, 2023 and incorporated herein by reference.

(9)(c)(ii)
Amendment, effective October 1, 2011, to Securities Lending Agreement and Guaranty, dated August 7, 2003, between The Bank of New York Mellon and Voya Variable Portfolios, Inc. – Filed as an Exhibit to Post-Effective
Amendment No. 63 to the Company’s Form N-1A Registration Statement on November 28, 2011 and incorporated herein by reference.

(9)(c)(iii)
Amendment to Securities Lending Agreement and Guaranty, effective March 21, 2019, between The Bank of New
York Mellon and Voya Variable Portfolios, Inc. – Filed as an Exhibit to Post-Effective Amendment No. 91 to the
Company’s Form N-1A Registration Statement on April 23, 2019 and incorporated herein by reference.

(9)(c)(iv)
Amendment to Securities Lending Agreement and Guaranty, effective March 26, 2019 between The Bank of New
York Mellon and Voya Variable Portfolios, Inc. – Filed as an Exhibit to Post-Effective Amendment No. 91 to the
Company’s Form N-1A Registration Statement on April 23, 2019 and incorporated herein by reference.

(9)(c)(v)
Amendment to Securities Lending Agreement and Guaranty, effective September 25, 2024, between The Bank of
New York Mellon and Voya Variable Portfolios, Inc. – Filed as an Exhibit to Post-Effective Amendment No. 103 to
the Company’s Form N-1A Registration Statement on April 28, 2025 and incorporated herein by reference.

(9)(c)(vi)
Amendment to Securities Lending Agreement and Guaranty, effective May 1, 2025, between The Bank of New York
Mellon and Voya Variable Portfolios, Inc. – Filed as an Exhibit to Post-Effective Amendment No. 104 to the
Company’s Form N-1A Registration Statement on April 27, 2026 and incorporated herein by reference.

(10)(a)
Fifth Amended and Restated Shareholder Services and Distribution Plan (Class S Shares), effective November 16,
2023 – Filed as an Exhibit to Post-Effective Amendment No. 101 to the Company’s Form N-1A Registration
Statement on April 25, 2024 and incorporated herein by reference.

(10)(a)(i)
Schedule 1, dated October 16, 2025, to the Fifth Amended and Restated Shareholder Services and Distribution Plan
(Class S Shares), effective November 16, 2023 – Filed as an Exhibit to Post-Effective Amendment No. 104 to the
Company’s Form N-1A Registration Statement on April 27, 2026 and incorporated herein by reference.

(10)(b)
Fourth Amended and Restated Shareholder Service and Distribution Plan (Class A Shares), effective November 16,
2023 – Filed as an Exhibit to Post-Effective Amendment No. 101 to the Company’s Form N-1A Registration
Statement on April 25, 2024 and incorporated herein by reference.

(10)(b)(i)
Waiver Letter, dated May 1, 2026, to Fourth Amended and Restated Shareholder Service and Distribution Plan
(Class ADV Shares), effective November 16, 2017, with respect to Voya International Index Portfolio for the period from May 1, 2026 through May 1, 2027 – Filed as an Exhibit to Post-Effective Amendment No. 104 to the
Company’s Form N-1A Registration Statement on April 27, 2026 and incorporated herein by reference.

(10)(c)
Fifth Amended and Restated Shareholder Services and Distribution Plan (Class S2 Shares), effective November 16,
2023 – Filed as an Exhibit to Post-Effective Amendment No. 101 to the Company’s Form N-1A Registration
Statement on April 25, 2024 and incorporated herein by reference.

(10)(c)(i)
Amended Schedule A, dated October 9, 2024, to Fifth Amended and Restated Shareholder Services and Distribution
Plan (Class S2 Shares), effective November 16, 2023 – Filed as an Exhibit to Post-Effective Amendment No. 103 to
the Company’s Form N-1A Registration Statement on April 28, 2025 and incorporated herein by reference.

(10)(d)
Seventh Amended and Restated Multiple Class Plan Pursuant to Rule 18f-3 for Voya Variable Portfolios, Inc., last amended May 1, 2024 – Filed as an Exhibit to Post-Effective Amendment No. 104 to the Company’s Form N-1A
Registration Statement on April 27, 2026 and incorporated herein by reference.

(10)(d)(i)
Schedule A, effective June 13, 2025, to the Seventh Amended and Restated Multiple Class Plan Pursuant to
Rule 18f-3 for Voya Variable Portfolios, Inc., last amended May 1, 2024 – Filed as an Exhibit to Post-Effective
Amendment No. 104 to the Company’s Form N-1A Registration Statement on April 27, 2026 and incorporated herein by reference.

(11)(a)	Opinion and Consent of Counsel (Ropes & Gray LLP) – Filed as an Exhibit to the Company’s Form N-14 Registration Statement (333-295045) on April 14, 2026 and incorporated herein by reference.
(11)(b)	Opinion and Consent of Counsel (Venable LLP) – Filed as an Exhibit to the Company’s Form N-14 Registration Statement (333-295045) on April 14, 2026 and incorporated herein by reference.
(12)	Opinion and Consent of Counsel Supporting Tax Matters and Consequences – Filed herein.
(13)(a)
Fund Accounting Agreement, dated January 6, 2003, between The Bank of New York Mellon and Voya Variable
Portfolios, Inc. – Filed as an Exhibit to Post-Effective Amendment No. 22 to the Company’s Form N-1A Registration
Statement on April 30, 2004 and incorporated herein by reference.

(13)(a)(i)
Amended Exhibit A, effective December 12, 2025, to Fund Accounting Agreement, dated January 6, 2003, between
The Bank of New York Mellon and Voya Variable Portfolios, Inc. – Filed as an Exhibit to Post-Effective Amendment
No. 104 to the Company’s Form N-1A Registration Statement on April 27, 2026 and incorporated herein by reference.

(13)(a)(ii)
Investment Company Reporting Modernization Services Amendment, dated February 1, 2018, to Fund Accounting
Agreement, dated January 6, 2003, between The Bank of New York Mellon and Voya Variable Portfolios, Inc. –
Filed as an Exhibit to Post-Effective Amendment No. 89 to the Company’s Form N-1A Registration Statement on
April 26, 2018 and incorporated herein by reference.

(13)(a)(iii)
Amendment, dated January 1, 2019, to Fund Accounting Agreement, dated January 6, 2003, between The Bank of
New York Mellon and Voya Variable Portfolios, Inc. – Filed as an Exhibit to Post-Effective Amendment No. 91 to
the Company’s Form N-1A Registration Statement on April 23, 2019 and incorporated herein by reference.

(13)(a)(iv)
Amendment, dated November 21, 2022, to Fund Accounting Agreement, dated January 6, 2003, between The Bank of New York Mellon and Voya Variable Portfolios, Inc. – Filed as an Exhibit to Post-Effective Amendment No. 100
to the Company’s Form N-1A Registration Statement on April 25, 2023 and incorporated herein by reference.

(13)(b)
Allocation Agreement (Fidelity Bond) dated May 24, 2002 – Filed as an Exhibit to Post-Effective Amendment No.
98 to the Company’s Form N-1A Registration Statement on April 25, 2022 and incorporated herein by reference.

(13)(b)(i)
Amended Schedule A, dated February 28, 2025, to Allocation Agreement (Fidelity Bond) dated May 24, 2002 –
Filed as an Exhibit to Post-Effective Amendment No. 103 to the Company’s Form N-1A Registration Statement on
April 28, 2025 and incorporated herein by reference.

(13)(c)
Allocation Agreement (Directors and Officers Liability) dated May 24, 2002 – Filed as an Exhibit to Post-Effective
Amendment No. 98 to the Company’s Form N-1A Registration Statement on April 25, 2022 and incorporated herein by reference.

(13)(c)(i)
Amended Schedule A, dated February 28, 2025, to Allocation Agreement (Directors and Officers Liability) dated
May 24, 2002 – Filed as an Exhibit to Post-Effective Amendment No. 103 to the Company’s Form N-1A
Registration Statement on April 28, 2025 and incorporated herein by reference.

(13)(d)
Transfer Agency Services Agreement, dated February 25, 2009, between BNY Mellon Investment Servicing (US) Inc.
(formerly, PNC Global Investment Servicing (U.S.) Inc.) and Voya Variable Portfolios, Inc. – Filed as an Exhibit to
Post-Effective Amendment No. 51 to the Company’s Form N-1A Registration Statement on April 30, 2009 and
incorporated herein by reference.

(13)(d)(i)
Amendment, effective February 8, 2011, to Transfer Agency Services Agreement, dated February 25, 2009, between
BNY Mellon Investment Servicing (US) Inc. and Voya Variable Portfolios, Inc. – Filed as an Exhibit to
Post-Effective Amendment No. 60 to the Company’s Form N-1A Registration Statement on April 25, 2011 and
incorporated herein by reference.

(13)(d)(ii)
Amendment, effective November 8, 2019, to the Transfer Agency Services Agreement, dated February 25, 2009, between BNY Mellon Investment Servicing (US) Inc. and Voya Variable Portfolios, Inc. – Filed as an Exhibit to
Post-Effective Amendment No. 94 to the Company’s Form N-1A Registration Statement on April 21, 2020 and
incorporated herein by reference.

(13)(d)(iii)
Amendment, effective January 1, 2019, to Transfer Agency Services Agreement, dated February 25, 2009, between
BNY Mellon Investment Servicing (US) Inc. and Voya Variable Portfolios, Inc. – Filed as an Exhibit to
Post-Effective Amendment No. 91 to the Company’s Form N-1A Registration Statement on April 23, 2019 and
incorporated herein by reference.

(13)(d)(iv)
Amendment, effective May 1, 2019, to Transfer Agency Services Agreement, dated February 25, 2009, between BNY
Mellon Investment Servicing (US) Inc. and Voya Variable Portfolios, Inc. – Filed as an Exhibit to Post-Effective
Amendment No. 100 to the Company’s Form N-1A Registration Statement on April 25, 2023 and incorporated herein by reference.

(13)(d)(v)
Amendment, effective October 21, 2022, to Transfer Agency Services Agreement, dated February 25, 2009, between
BNY Mellon Investment Servicing (US) Inc. and Voya Variable Portfolios, Inc. – Filed as an Exhibit to
Post-Effective Amendment No. 100 to the Company’s Form N-1A Registration Statement on April 25, 2023 and
incorporated herein by reference.

(13)(d)(vi)
Amendment, effective November 21, 2022, to Transfer Agency Services Agreement, dated February 25, 2009, between BNY Mellon Investment Servicing (US) Inc. and Voya Variable Portfolios, Inc. – Filed as an Exhibit to
Post-Effective Amendment No. 100 to the Company’s Form N-1A Registration Statement on April 25, 2023 and
incorporated herein by reference.

(13)(e)
Fund Administration Support Services Agreement (with redaction), effective July 29, 2022, between the Company and The Bank of New York Mellon – Filed as an Exhibit to Post-Effective Amendment No. 100 to the Company’s
Form N-1A Registration Statement on April 25, 2023 and incorporated herein by reference.

(14)	Consent of Independent Registered Public Accounting Firm – Filed as an Exhibit to the Company’s N-14 Registration Statement (333-295045) on May 22, 2026 and incorporated herein by reference.
(15)	Not applicable.
(16)	Powers of Attorney – Filed as an Exhibit to the Company’s Form N-14 Registration Statement (333-295045) on April 14, 2026 and incorporated herein by reference.
(17)	Not applicable.

Item 17. Undertakings
1. The Company agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) under the Securities Act (17 CFR 230.145(c)), the reoffering prospectus will contain the information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
2. The Company agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the 1933 Act, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.
3. The Company agrees to file an executed copy of the opinion of counsel supporting the tax consequences of the proposed reorganization as an amendment to this Registration Statement within a reasonable time after receipt of such opinion.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “1933 Act”), the Registrant certifies that it meets all the requirements for effectiveness of this Registration Statement pursuant to Rule 462(d) under the 1933 Act and has duly caused this Registration Statement on Form N-14 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale and the State of Arizona on the 22nd day of July, 2026.

VOYA VARIABLE PORTFOLIOS, INC.

By:	/s/ Joanne F. Osberg
Joanne F. Osberg
Secretary

Pursuant to the requirements of the 1933 Act, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date
Christian G. Wilson*	President, Chief/Principal Executive Officer, and Interested	July 22, 2026
Director
Todd Modic*	Senior Vice President, Chief/Principal Financial Officer and	July 22, 2026
Assistant Secretary
Fred Bedoya*	Vice President, Principal Accounting Officer and Treasurer	July 22, 2026
Colleen D. Baldwin*	Director	July 22, 2026
John V. Boyer*	Director	July 22, 2026
Jody T. Foster*	Director	July 22, 2026
Dennis A. Johnson*	Director	July 22, 2026
Joseph E. Obermeyer*	Director	July 22, 2026
Christopher P. Sullivan*	Director	July 22, 2026
Mark R. Wetzel*	Director	July 22, 2026

*By: /s/ Joanne F. Osberg Joanne F. Osberg Attorney-in-Fact**

**Powers of Attorney for Christian G. Wilson, Todd Modic, Fred Bedoya, and each Director were filed with the Registrant’s Form N-14 Registration Statement on April 14, 2026 and are incorporated herein by reference.